As filed with the Securities and Exchange Commission on August 21, 2020

 Registration No. 333-171285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Steel Connect, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2921333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Steel Connect, Inc.

2010 Incentive Award Plan

(Full title of the plan)

Douglas B. Woodworth

Chief Financial Officer

Steel Connect, Inc.

1601 Trapelo Road, Suite 170

Waltham, Massachusetts

(Name and address of agent for service)

(781) 663-5000

(Telephone number, including area code, of agent for service)

Copy to:

Colin Diamond

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Steel Connect, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-171285) filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2010 (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Steel Connect, Inc. 2010 Incentive Award Plan, as amended on April 12, 2018 (the “Prior Plan”).

The Registrant has since adopted a new equity incentive plan, the Steel Connect, Inc. 2020 Stock Incentive Compensation Plan (the “2020 Incentive Plan”), which replaced the Prior Plan as of July 23, 2020, the date the Registrant’s stockholders approved the 2020 Incentive Plan at the 2019 Annual Meeting of Stockholders. No future awards will be made under the Prior Plan after July 23, 2020. Accordingly, the Registrant hereby deregisters (i) 4,068,143 shares of Common Stock, originally registered under the Prior Registration Statement, which remain available for offer and sale under the Prior Registration Statement, plus (ii) up to 1,060,523 shares of Common Stock, originally registered under the Prior Registration Statement, that are subject to outstanding awards under the Prior Plan, which are forfeited or lapse unexercised or are settled in cash and are not issued under the Prior Plan for any reason (such 5,128,666 shares of Common Stock, collectively, the “Carryover Shares”).

Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2020 Incentive Plan, including but not limited to the Carryover Shares. Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carryover Shares will remain registered under the Prior Registration Statement until the later of the expiration of the Prior Plan on October 11, 2020 or, in the case of outstanding stock options, the respective expiration date of such options.

EXHIBIT INDEX

Exhibit Number	Description of Documents
24.1	Power of Attorney of certain officers and directors.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 21st day of August, 2020.

STEEL CONNECT, INC.

By:	/s/ Douglas B. Woodworth
Name:	Douglas B. Woodworth
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Warren G. Lichtenstein Warren G. Lichtenstein	Interim Chief Executive Officer, Executive Chairman and Director (Principal Executive Officer)	August 21, 2020

/s/ Douglas B. Woodworth Douglas B. Woodworth	Chief Financial Officer (Principal Financial Officer)	August 21, 2020

/s/ Joseph B. Sherk Joseph B. Sherk	Chief Accounting Officer (Principal Accounting Officer)	August 21, 2020

/s/ Glen M. Kassan Glen M. Kassan	Vice Chairman and Director	August 21, 2020

/s/ Jeffrey J. Fenton Jeffrey J. Fenton	Director	August 21, 2020

/s/ Jack L. Howard Jack L. Howard	Director	August 21, 2020

/s/ Maria U. Molland Maria U. Molland	Director	August 21, 2020

/s/ Jeffrey S. Wald Jeffrey S. Wald	Director	August 21, 2020

3